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                                                                     Exhibit 4.5

                         AMERICAN TECHNOLOGIES GROUP, INC.

                     SECURED REDEEMABLE CONVERTIBLE DEBENTURE
                               DUE  DECEMBER 31, 2003


Number:        1


Principal :    $500,000


Original Issue Date:  ________, 1999

Registered Holder(s):

     American Technologies Group, Inc., a Nevada corporation (the "Company") with principal offices at 1017 South Mountain Avenue, Monrovia, California 91016, for value received, hereby promises to pay the registered holder hereof (the "Holder") the principal sum set forth above on December 31, 2003 (the "Maturity Date"), in such coin or currency of the United States of America as at the time of payment shall be the legal tender for the payment of public and private debts, and to pay interest, less any amounts required by law to be deducted or withheld, computed on the basis of a 360-day year, on the unpaid principal balance hereof from the date hereof (the "Original Issue Date"), at the prime rate of interest as reported on the date hereof in the Wall Street Journal plus 1/2% per year, until such principal sum shall have become due and payable, provided the Debenture has not been converted by the Holder pursuant to
Section 5.  All references herein to dollar amounts refers to U.S. dollars.

     By acceptance and purchase of this Debenture, the registered holder hereof agrees with the Company that the Debenture shall be subject to the following terms and conditions:

     1. AUTHORIZATION OF DEBENTURES. The Company has authorized the issue and sale of this Secured Convertible Redeemable Debentures due December 31, 2003 (the "Second Debenture," such term includes any debentures which may be issued in exchange or in replacement thereof).

     2. TRANSFER OR EXCHANGE. Prior to due presentation to the Company for transfer of this Second Debenture, the Company and any agent of the Company may treat the person in whose name this Second Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes. The Second Debenture may not be offered, sold, pledged or otherwise transferred unless and until registered under the Securities Act of 1933, as amended (the "Act") or unless the Company has received an opinion of counsel that such registration is not required.

     3.   CURRENT MARKET PRICE.

          3.1 For purposes of this Debenture, "Current Market Price" of the Common stock means:

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               (a)  If traded on a securities exchange, the closing price of the
                    Common Stock on such exchange;

               (b) If traded over the counter, the high closing bid price reported by Bloomberg from the NASDAQ OTC Bulletin Board; or

               In all other events, the market price determined by the Board of Directors of the Company in good faith.

     4.   OPTIONAL REDEMPTION OF SECOND DEBENTURE.

          4.1 OPTIONAL REDEMPTION OF SECOND DEBENTURE. Subject to Section 5 and the Company entering into a underwriting agreement with First Liberty Securities for an underwritten offering of $4,000,000 or a comparable offering, the Company may redeem the Second Debenture prior to December 31, 1999, in whole or in part, upon written notice given not less than five (5) nor more than ten
               (10) business days prior to the redemption date for 135% of the principal amount of the Second Debenture to be redeemed, plus any accrued interest.


     5.   CONVERSION OF SECOND DEBENTURE.

          5.1 RIGHT TO CONVERT THE SECOND DEBENTURE. Subject to Section 4 above, the record holder of this Second Debenture shall be entitled, at any time after December 31, 1999, to convert this Second Debenture, in whole or in part, into fully-paid and non-assessable shares of Common Stock based at a Conversion Price of $0.25 per share.

          5.2 EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege, the Holder shall surrender such Second Debenture, together with the Notice of Conversion annexed hereto as Exhibit 1 appropriately endorsed to the Company at its principal office, accompanied by written notice to the Company (a) stating that the Holder elects to convert the Second Debenture or a portion thereof, and if a portion, the amount of such portion in multiples of $1,000 in principal amount, and (b) setting forth the name or names (with address) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. Provided the Second Debenture is received properly endorsed promptly by the Company, the date of conversion of such Second Debenture shall be deemed to be the date of receipt of the Notice of Conversion, even if the Company's stock transfer books are at that time closed, and the converting Holder shall be deemed to have become, on the date of conversion, the record holder of the shares of Common Stock deliverable upon such conversion. If the Second Debenture is not received properly endorsed by the fifth business day following the date the Company receives the Notice of Conversion, the date of conversion shall be deemed to be the date the Second Debenture is received, provided that such later receipt will not lower the Conversion Price stated in the Notice of Conversion. Within three business days after the date of conversion, the Company shall issue and deliver to such converting Holder a certificate or certificates for the number of shares of Common Stock due on such conversion.


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          Upon conversion of the Second Debenture in part, the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new Second Debenture, in aggregate principal amount equal to the unconverted portion of such Second Debenture such new Second Debenture shall have the same terms and provisions other than the principal amount as the Second Debenture surrendered for conversion.

          5.3 DURATION OF CONVERSION PRIVILEGE. The right to subscribe for and purchase shares of Common Stock pursuant to the conversion privilege granted herein shall commence on the Original Issue Date and shall expire at 5:00 p.m., New York time on December 31, 2003.

          5.4 STOCK FULLY PAID; NOT RESTRICTED. The Company covenants and agrees that:

          (a) all shares which may be issued upon the exercise of the conversion privilege granted herein will, upon issuance in accordance with the terms hereof, be fully paid, nonassessable, and free from all taxes, liens and charges (except for taxes, if any, upon the income of the Holder) with respect to the issue thereof, and that the issuance thereof shall not give rise to any preemptive rights on the part of the stockholders;

          (b) all shares issued after the effective date of the Registration Statement (defined below) which will be issued upon the conversion privilege granted herein will be free of all restrictions under the Securities Act of 1933; and will not bear any legends or be the subject of any stop transfer restrictions; and

          (c) the failure of the Company to issue shares upon the conversion of the Second Debenture will cause the holder immediate irreparable harm.

          5.5 ANTIDILUTION PROVISIONS. The following provisions apply to the Second Debenture:

          (a) In case the Company shall (i) pay a dividend or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,
               (iv) make a distribution on its Common Stock in shares of its capital stock other than Common Stock, or (v) issue by reclassification of its Common Stock other securities of the Company, the conversion privilege of the Second Debenture and the Conversion Price then in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of shares of Common Stock and other securities of the Company which it would have owned or would have been entitled to receive after the happening of any of the events described above, had the Second Debenture been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to


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               this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

          (b) In case the Company shall issue rights, options, warrants or convertible securities to all holders of its Common Stock, without any charge to such holders, entitling them to subscribe for or to purchase shares of Common Stock at a price per share which is lower at the record date mentioned below than the then current Conversion Price, the Conversion Price thereafter shall be determined by multiplying the then current Conversion Price by a fraction (but in no event greater than 1), of which the denominator shall be (i) the number of shares of the common stock outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities plus (ii) the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities plus (y) the number of shares which the aggregate offering price of the total number of shares offered would convert at the higher of the then Current Market Price, or then current Conversion Price. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective immediately and retroactively after the record date for the determination of stockholders entitled to receive such rights, options, warrants or convertible securities.

          (c) In case the Company shall distribute to all holders of its shares of Common Stock (i) debt securities or other evidences of its indebtedness which are not convertible into Common Stock or (ii) assets (excluding cash dividends or distributions out of earnings), then the Conversion Price shall be determined by dividing the then current Conversion Price by a fraction, of which the numerator shall be the higher of the then Current Market Price, or the Conversion Price on the date of such distribution, and of which the denominator shall be such Current Market Price, or such Conversion Price on such date minus the then fair value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution. The fair value of such assets shall be determined in good faith by the Board of Directors of the Company.

          (d) In the event that after the date hereof but prior to the conversion of the Second Debenture, the Company issues shares of Common Stock other than upon the conversion of any currently outstanding convertible securities or upon the exercise of any currently outstanding options or warrants (a


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               "Dilutive Event"), then the Conversion Price will be adjusted in accordance with the following:

               Fully Diluted Outstanding Shares ("FDS") means the number of shares of Common Stock outstanding on the date hereof plus all shares of Common Stock issuable (i) upon the conversion of any currently outstanding convertible security, including this Second Debenture, (ii) upon the exercise of any currently outstanding option or warrants or (iii) in satisfaction of obligations under any existing agreement to which the Company is bound.

               Holder Shares means, at any particular time, the total number of shares of Common Stock issuable upon conversion of the Secured Convertible Debenture issued on July 13, 1999 (the "Initial Debenture,") the Second Debenture and the $550,000 principal amount of 3% Convertible Subordinated Debentures due December 1, 2003 (collectively, the "Debentures"), to the extent not previously converted or redeemed.

               Initial Holder Percentage is the percentage determined by dividing the number of Holder Shares on the date hereof by FDS.

               Holder Percentage is the percentage determined by dividing the number of Holder Shares at any time by FDS.

               Upon a Dilutive Event, the Conversion Price of the Second Debenture shall be reduced, but to not less than $0.01, so that the number of shares issuable upon the conversion of the Debentures, to the extent not previously converted, divided by FDS plus the number of shares issuable upon the Dilutive Event equals the Holder Percentage at that time. Adjustments in the Conversion Price under this provision shall be effected in coordination with the similar provision in the Initial Debenture to achieve the intended result, i.e. the Holder's ownership in the Company based solely upon conversion of the Debentures is not effected by Dilutive Events, to the extent that the Debentures have not been converted.

          (e) To the extent not covered by paragraphs (b), (c) or (d) hereof, in case the Company shall sell or issue shares of Common Stock, or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share (determined, in the case of such rights, options, warrants or convertible securities, by dividing (i) the total amount received or receivable by the Company in consideration of the sale or issuance of such rights, options, warrants or convertible securities, plus the total consideration payable to the Company upon exercise or conversion thereof, by
               (ii) the total number of shares covered by such rights, options, warrants or convertible securities) lower than the Conversion Price in effect immediately prior to such sale or issuance, then the Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by


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               dividing (I) an amount equal to the Conversion Price multiplied by the sum of (A) the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus (B) the number of shares which could have been purchased at the Conversion Price with the consideration received by the Company upon such sale or issuance by (II) the total number of shares of Common Stock outstanding immediately after such sale or issuance. For the purposes of such adjustments, the shares of Common Stock, which the holders of any such rights, options, warrants or convertible securities shall be entitled to subscribe for or purchase, shall be deemed issued and outstanding as of the date of such sale or issuance and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company for such rights, options, warrants or convertible securities, plus the consideration or premiums stated in such rights, options, warrants or convertible securities to be paid for the shares of Common Stock covered thereby. In case the Company shall sell or issue shares of Common Stock, or rights,options, warrants or convertible securities containing the right to subscribe or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share" of shares of Common Stock, any underwriting discounts or commissions shall not be deducted from the price received by the Company for sales of securities registered under the Act.

          (f) No adjustment in the Conversion Price shall be required in the following events:

               (i) If the amount of such adjustment would be less than $.05 per share; provided, however, that any adjustment which by reason of this paragraph 5.5(f)(i) is not required to be made immediately shall be carried forward and taken into account in any subsequent adjustment; or

               (ii) The issuance of options under the Company's existing stock option plans and future stock option plans approved by the Company's shareholders.

          (g) When the number of shares of Common Stock or the Conversion Price is adjusted as herein provided, the Company shall cause to be promptly mailed to the Holder by first class mail, postage prepaid, notice of such adjustment or adjustments and a certificate from the Company's Chief Financial Officer setting forth the number of shares of Common Stock and the Conversion Price after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

          (h)  For the purpose of this Section 5.5, the following shall apply:


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               (i)  The term "Common Stock" shall mean (A) the class of stock designated as the Common Stock of the Company at the date of this Debenture or (B) any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.
                    In the event that at any time, as a result of an adjustment made pursuant to this Section 5.5, the Holder shall become entitled to receive any securities upon conversion of the Company other than shares of Common Stock thereafter the number of such other securities and the Conversion Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 5.5.

               (ii) If the Common Stock is traded on a securities exchange or over the counter, the "Current Market Price" for purposes of this section 5.5 shall mean the average of the Current Market Prices for the five consecutive trading days immediately prior to the date of the event which necessitates an adjustment to the Conversion Price.

          (i) Upon the expiration of any unexercised rights, options, warrants or conversion privileges, the Conversion Price shall be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion rights and (ii) the fact that such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion rights whether or not exercised; provided. however, that no such readjustment shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

          5.6 NO ADJUSTMENT FOR DIVIDENDS. Except as provided in Section 5.5, no adjustment in respect to any dividends paid shall be made during the term of the Second Debenture or upon the exercise of the Second Debenture.

          5.7 PRESERVATION OF PURCHASE RIGHTS UPON RECLASSIFICATION CONSOLIDATION. ETC. In the case of any consolidation of the Company with or merger of the Company into another corporation or in the case of any sale or conveyance to another corporation of all or substantially all of the property, assets or business of the Company, the Company or such successor or purchasing corporation, as the case may be, shall provide that the Holder shall have the right thereafter upon


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payment of the Conversion Price in effect immediately prior to such action to purchase upon conversion of the Second Debenture the kind and amount of shares and other securities and property which the Holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the Second Debenture been converted immediately prior to such action. such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
5. The provisions of this Section 5.7 shall similarly apply to successive consolidations, mergers, sales or conveyances.

          5.8 PAR VALUE OF COMMON STOCK. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Debenture, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

          5.9 STATEMENT ON SECOND DEBENTURE CERTIFICATES. Irrespective of any adjustments in the Conversion Price or the number of securities convertible, this Second Debenture certificate or any certificates hereafter issued may continue to express the same price and number of securities as are stated in this Second Debenture certificate. However, the Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of the Second Debenture certificate that it may deem appropriate and that does not affect the substance thereof; and any Second Debenture certificate thereafter issued, whether upon registration or transfer of, or in exchange or substitution for, an outstanding Second Debenture certificate, may be in the form so changed.

     6. INTEREST. Interest due hereunder shall be payable monthly in cash commencing on the last day of the month following the month during which this Debenture is issued.

     7. INCIDENTAL REGISTRATION RIGHTS. If the Company at any time proposes to file on its behalf or on behalf of any of its security holders a registration statement covering shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), on any form (other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights), it will give written notice setting forth the terms of the proposed offering and such other information as the Holder may reasonably request at least thirty (30) days before the initial filing with the Securities and Exchange Commission ("Commission") of such registration statement, and offer to include in such filing the shares of Common Stock issuable upon conversion of the Second Debenture as the Holder may request. If the Holder desires to have such shares registered under this Section 7, the Holder will advise the Company in writing within thirty (30) days after the date of receipt of such notice from the Company, setting forth the amount of such shares for which registration is requested. The Company will thereupon include in such filing such number of shares for which registration is so requested, and will use its best efforts to effect registration under the Securities Act of such shares.

     Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to the Holder that the success of the offering would be materially


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and adversely affected by the inclusion of such shares requested to be included, then the amount of securities to be offered for the accounts of the Holder will be reduced pro rata to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; PROVIDED, HOWEVER, that if securities are being offered for the account of other persons as well as the Company, then with respect to the shares intended to be offered by the Holder, the proportion by which the amount of such class of securities intended to be offered by the Holder is reduced will not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons (other than the Company) is reduced.

     8. FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any conversion hereunder but in lieu of such fractional shares, the Company shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

     9. SECURITY INTEREST. As security for the obligations of the Company hereunder and the obligations under the Initial Debenture, the Company hereby grants the Holder a first security interest in and to all of the Company's intellectual property related to its IE-TM- technology and applications thereof, including such as is embodied in the patents and patent applications set forth on Exhibit 2, attached hereto and incorporated herein as though set forth in full, and represented by the trademarks set forth on Exhibit 3, attached hereto and incorporated herein as though set forth in full, all as contained in the UCC-1 Financing Statement attached hereto as Exhibit 4. The Company shall file the Financing Statement with the California Secretary of State as soon as practical after the date hereof and the Company shall further perform all acts and execute all documents in form suitable for filing with the United States Paten and Trademark Office or any similar office or agency of the United States or any State thereof, or any country, as are reasonably necessary to evidence, perfect, maintain, record and enforce the security interest granted herein and evidenced by the Patent and Trademark Security Agreement by and between the Company and the Holder, dated July 13, 1999. As further security, the Company hereby grants the Holder in the real property located at 1009, 1013 and 1017 South Mountain Avenue, Monrovia California (collectively, the "Property"), subject to the existing security interests thereon, except as hereinafter provided. Said security interest shall be implemented through a deed of trust in favor of the Holder recorded on the Property which shall be recorded as soon as practical after the date hereof. The existing junior deed of trust in the amount of $135,000 shall be subordinated to the deed of trust referred to hereinabove. In addition to the foregoing junior deed of trust, there is a first deed of trust on the property in the amount of $877,500 and a judgment lien in the amount of approximately $40,000. The Company agrees that it will not sell any of the foregoing collateral without the prior written consent of the Holder and that, upon any such approved sale, the net proceeds shall be paid to Holder as a full or partial redemption, as applicable, of either this Initial Debenture or of the Second Debenture, as directed by the Holder and the Holder shall no longer have a security interest to the extent of such proceeds.

     10. REPLACEMENT OF SECOND DEBENTURE CERTIFICATE. Upon receipt of evidence satisfactory to the Company of the certificate loss, theft, destruction or mutilation of the Second Debenture certificate and, in the case of any such loss, theft or destruction, upon delivery of a bond of


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indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Debenture certificate, the Company will issue a new Second Debenture certificate, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Second Debenture certificate.

     11. COVENANTS OF THE COMPANY. So long as the Second Debenture remain outstanding, the Company shall not, without the consent of the holder hereof, which consent will not be unreasonably withheld:

          (a) At all times keep reserved the total number of shares of Common Stock necessary for the conversion of all of the then outstanding Second Debentures at the then current Conversion Rate;

          (b) Not pay any dividends in cash and/or property or other assets of the Company in respect of its Common Stock or otherwise; and

          (c) Not enter into a loan secured by the property and/or assets of the Company or any of its subsidiaries with (i) any director, officer or 5% stockholder of the Company, (ii) any entity in which a director, officer or 5% stockholder has an interest as an officer, director, partner, beneficiary of a trust or is a 5% or more equity holder of such entity, or (iii) any parent, spouse, child or grandchild of an officer, director or 5% stockholder of the Company upon terms no less favorable to the Company than those which could be obtained from an "arms-length" lender.

     12. DEFAULT. If any of the following events (herein called "Events of Default") shall occur:

          (a) if the Company shall make an assignment for the benefit of creditors or shall be unable to pay its debts as they become due;

          (b) if the Company shall dissolve; terminate its existence; become insolvent on a balance sheet basis; commence a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor's relief; permit the entry of a decree or order for relief against the Company in an involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor's relief; permit the appointment or consent to the appointment of a receiver, trustee, or custodian of the Company or of any of the Company's property; make an assignment for the benefit of creditors; or admit in writing to be failing generally to pay its debts as such debts become due;

          (c) if the Company shall default in the performance of or compliance with any agreement, condition or term contained in this Second Debenture and such default shall not have been cured within 30 days after such default,


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          (d)  Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Second Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made;

          (e) Any money judgment, writ or warrant of attachment, or similar process not covered by insurance in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than ten
               (10) days prior to the date of any proposed sale thereunder;

          (f) The Company shall have its Common Stock suspended from an exchange or over-the-counter market; or

          (g)  The Company shall fail to make an interest payment when due,

then and in any such event the Holder of this Second Debenture shall have the option (unless the default shall have theretofore been cured) by written notice to the Company to (i) convert the Second Debenture or (ii) declare the Second Debenture to be due and payable in full in the amount of 120% of its face value, whereupon the Second Debenture shall forthwith mature and become due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, anything contained in this Second Debenture to the contrary notwithstanding. Upon the occurrence of an Event of Default, the Company shall promptly notify the Holder of this Second Debenture in writing setting out the nature of the default in reasonable detail.

     13. REMEDIES ON DEFAULT. In case any one or more of the Events of Default shall occur, the Holder may proceed to protect and enforce his rights by a suit in equity, action at law or other appropriate proceeding, whether, to the extent permitted by law, for the specific performance of any agreement of the Company contained herein or in aid of the exercise of any power granted hereby.

     14. CHANGES, WAIVERS. ETC. Neither this Second Debenture nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     15. ENTIRE AGREEMENT. This Second Debenture embodies the entire agreement and understanding between the Holder and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

     16.  GOVERNING LAW, JURISDICTION, ETC.

          (a) It is the intention of the parties that the laws of the State of California govern the validity of this Second Debenture, the construction of its terms and the interpretation of the rights and duties of the parties.

          (b) In the case of any dispute, question, controversy or claim arising among the parties hereto which shall arise out of or in connection with this Second Debenture, the same shall be submitted to arbitration before a panel of three arbitrators in Chattanooga, Tennessee, in accordance with the rules of the American Arbitration Association. One arbitrator shall be appointed by the party or parties bringing the claims ("Claimant") and one arbitrator shall be appointed by the party or parties defending the claim ("Respondent"). The arbitrators selected by such parties shall be selected within thirty (30) days after notification by the Claimant to the Respondent that it has determined to submit such dispute, question, controversy or claim to arbitration. The two arbitrators so selected shall select a third arbitrator within thirty (30) days after the selection of the arbitrator selected by such parties. Should a party fail to select an arbitrator within the specified time period, or should the arbitrators selected by the parties fail to select a third arbitrator, the missing arbitrator or arbitrators shall be appointed by the Chattanooga, Tennessee office of the American Arbitration Association. The decision of the panel shall be final and binding on the parties and enforceable in any court of competent jurisdiction. The costs of the arbitration will be imposed upon the Claimant and Respondent as determined by the arbitration panel or, failing such determination, will be borne equally by the Claimant and the Respondent. The successful or prevailing party or parties shall be entitled to recover reasonable attorneys fees in addition to any other relief to which it may be entitled.

          (c) In the event of any dispute, question, controversy or claim arising among the parties hereto which shall arise out of or in connection with this Second Debenture, the parties shall keep the proceeding related to such controversy in strict confidence and shall not disclose the nature of said dispute, the status of the proceeding or any testimony, documents or information obtained or exchanged in the course of said proceeding without the express written consent of all parties to such dispute.


                                   AMERICAN TECHNOLOGIES GROUP, INC.



                                   By:
                                      ------------------------------
                                      Lawrence Brady, CEO


ATTEST:

By
   -----------------------
     John M. Dab, Secretary

                                     EXHIBIT 1

                                NOTICE OF CONVERSION


    (To be Executed by the Registered Holder in order to Convert the Debenture)



     The undersigned hereby irrevocably elects to convert $______________ of the above Debenture No. _____ into ____________ shares of Common Stock of American Technologies Group, Inc. (the "Company") according to the conditions set forth in such Debenture, as of the date written below.


     The undersigned confirms the representations and warranties set forth in the Subscription Agreement.


                    ------------------------------------------
                    Date of Conversion*


                    ------------------------------------------
                    Applicable Conversion Price


                    $-----------------------------------------



                    ------------------------------------------
                    Signature


                    ------------------------------------------
                    Name


                    ------------------------------------------
                    Address


                    ------------------------------------------




* The original Debenture and this Notice of Conversion must be received by the Company within five business days following the date of Conversion.




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